Exhibit 10.10
[DATE]
[Name]
[Address]
Re: Board of Director Compensation – Restricted Stock Unit Award
Dear _________:
     The purpose of this agreement is to confirm that, effective ______, 20___, you have been awarded ___ restricted stock units of Talbots common stock under the Talbots Restated Directors Stock Plan, the terms of which are incorporated herein, as part of your compensation for service as a Talbots director. [Pursuant to the stock ownership guidelines which are part of the approved director compensation program, ___ of these share units will be mandatorily deferred into the Director Deferred Compensation Program until the date of cessation of your service on the Board.]
     The ______share units awarded will be subject to a one-year vesting period established under the program, and will therefore vest on ______, 20___. At such time, ______shares will be issued to you in your name [and the balance will be deferred until you leave the Board.]
     Upon any cessation of your service as a member of the Board of Directors, any unvested restricted stock units that you hold at that time will be forfeited and will not be permitted to continue to vest unless otherwise determined by the Board of Directors. The restricted stock units subject to this agreement, to the extent then outstanding and unvested, shall immediately vest upon a Change in Control Event, as such term is defined in the Company’s 2003 Executive Stock Based Incentive Plan.
     Notwithstanding anything to the contrary in this agreement, it is the intention of the parties that this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and guidance issued thereunder from time to time by the Department of the Treasury, and this agreement and the payments of any benefits hereunder will be operated and administered accordingly. You shall be entitled to receive payment in the form of shares of Talbots common stock for each vested restricted stock unit no later than ninety days following a Change in Control Event which results in an acceleration of vesting (provided that in the event that such Change in Control Event is not a change in ownership, effective control or a substantial portion of the assets of the Company, in each case within the meaning of Section 409A of the Code and the regulations and guidance thereunder, then the underlying shares will not be issued to you until the originally scheduled vesting date of ______, 20___or within 90 days thereafter).
     The Talbots Human Resource Department will provide you with additional information in the near future on other particulars of the program. In the interim, please let me know if I can assist in any way.

Sincerely, THE TALBOTS, INC.
By:
Richard T. O’Connell, Jr.
Secretary, Board of Directors